Exhibit 3.1

ARTICLES OF ASSOCIATION OF PLAYA HOTELS & RESORTS N.V.

CONTINUOUS TEXT of the articles of association of Playa Hotels & Resorts N.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before P.C.S. van der Bijl, civil law notary in Amsterdam, on 25 June 2020.

Trade Registry number 67450628.

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.
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ARTICLES OF ASSOCIATION
DEFINITIONS AND INTERPRETATION
Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
Beneficially Owned	Having Beneficial Ownership of the shares concerned.
Beneficial Ownership	Actual or deemed beneficial ownership as determined under Rule 13d-3 of the United States Securities Exchange Act 1934, as amended, or any successor rule.
Board of Directors	The Company's board of directors.
Board Rules	The internal rules applicable to the Board of Directors, as drawn up by the Board of Directors.
Brand Company
Any entity or partnership that is a franchisor, licensor or owner of a Competing Brand or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand, as reasonably determined by the Board of Directors.

Brand Owner
Any entity or partnership that (i) is a Brand Company, (ii) has a group company that is a Brand Company or (iii) has a direct or indirect owner that is a Brand Company (in each case excluding a Restricted Brand Company), as reasonably determined by the Board of Directors.

Chief Executive Officer	The Company's chief executive officer.
Company	The company to which these articles of association pertain.
Competing Brand
A hotel concept or brand for all-inclusive hotels or resorts that has at least twelve (12) hotels operating under that concept's or brand's trade name(s) anywhere in the world and that directly competes with any of the resorts operated under the all-ages Hyatt Ziva and the adults-only Hyatt Zilara brands developed by the Company and Hyatt Hotels Corporation, as reasonably determined by the Board of Directors.

DCC	The Dutch Civil Code.
Director	A member of the Board of Directors.
Excess Group	A Brand Owner or a Restricted Brand Company which violates Article 14.1 together with its respective group companies.
Excess Shareholder	A shareholder which holds Excess Shares.
Excess Shares
The shares held by a shareholder forming part of an Excess Group, for such number of shares which are Beneficially Owned by the relevant Brand Owner or Restricted Brand Company representing a percentage of the issued and outstanding shares in the Company's capital exceeding the applicable Shareholding Threshold, provided that such number shall not exceed the number of shares held by the shareholder concerned.

Excess Shares Foundation	Stichting Playa Excess Shares Foundation, a foundation incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam.
Executive Director	An executive Director.
General Meeting	The Company's general meeting of shareholders.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer
A current or former Director and any other person designated as an executive officer entitled to indemnification pursuant to Article 21 by the Board of Directors (with such designation being deemed to have occurred if the Company executes an indemnification agreement pursuant to Article 21 with any such officer of the Company or its Subsidiaries).

Lead Independent Director	The chairman of the Board of Directors.
Meeting Rights
With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company's cooperation, including the right to attend and address a General Meeting.

Non-Distributable Equity	The part of the Company's equity that is formed by the paid up and called up part of its capital and the reserves that it must maintain by law.
Non-Executive Director	A Director other than an Executive Director.
Person with Meeting Rights	A shareholder of the Company or a usufructuary or pledgee of shares in the Company's capital with voting rights.
Registration Date	The date of registration for a General Meeting as provided by law.
Restricted Brand Company
Marriott International, Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group plc (also known as InterContinental Hotels Group), Accor S.A. (also known as Accor Hotels Worldwide) or any of their respective group companies or legal successors.

Shareholder Rights	A shareholder's Meeting Rights and the voting rights of such shareholder attached to the shares held by such shareholder.
Shareholding Threshold	Either of the following thresholds: a. for a Brand Owner: fifteen percent (15%); and b. for a Restricted Brand Company: five percent (5%).
Simple Majority	More than half of the votes cast.
Subsidiary
A subsidiary of the Company within the meaning of Section 2:24a DCC, including:
a. an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and
b. an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

Website	The Company's website.

1.2	References to statutory provisions are to those provisions as they are in force from time to time.

1.3	Terms that are defined in the singular have a corresponding meaning in the plural.

1.4	Words denoting a gender include each other gender.

1.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

1.6	References to shares being "outstanding" are to shares that form part of the Company's issued share capital which are not held by the Company itself or by a Subsidiary.
NAME AND SEAT
Article 2

2.1	The Company's name is Playa Hotels & Resorts N.V.

2.2	The Company has its corporate seat in Amsterdam.
OBJECTS
Article 3
The Company's objects are, directly or indirectly:

a.
to participate in, acquire, hold, operate, manage, finance, exchange and/or dispose of any interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

b.	to finance Subsidiaries and their enterprises, and to borrow from and lend money to Subsidiaries;

c.	to acquire, exploit and dispose of registered property and other property;

d.
to acquire, exploit and dispose of patents, trade names, trademarks, know-how, royalties and rights of intellectual and/or industrial property, as well as to grant a licence to such rights and to acquire and exploit licences;

e.
to furnish guarantees, provide security, warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

f.	to do anything which, in the widest sense, is connected with or may be conducive to the matters described above in this Article 3.
SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS
Article 4

4.1	The Company's authorised share capital amounts to fifty million euro (EUR 50,000,000).

4.2	The authorised share capital is divided into five hundred million (500,000,000) shares, each having a nominal value of ten eurocents (EUR 0.10).

4.3
The Board of Directors may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Board of Directors. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.4	The Company may not cooperate with the issue of depository receipts for shares in its capital.
SHARES - FORM OF SHARES AND SHARE REGISTER
Article 5

5.1
All shares are registered shares. The Company may issue share certificates for registered shares in such form as may be approved by the Board of Directors. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2	Shares shall be numbered consecutively, starting from 1.

5.3
The Board of Directors shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of such shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.4
Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the Board of Directors with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the relevant party.

5.5	All notifications may be sent to shareholders, usufructuaries and pledgees whose particulars must be set out in the register at their respective addresses as set out in the register.
SHARES - ISSUE
Article 6

6.1
Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding the maximum statutory period as described in Section 2:96 DCC. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.

6.2
The preceding provisions of this Article 6 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.3	The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS
Article 7

7.1	Upon an issue of shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his shares.

7.2	In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.	shares issued against non-cash contribution; or

b.	shares issued to employees of the Company or of a Group Company.

7.3
The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5
Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding the maximum statutory period as described in Section 2:96a DCC. The authorisation may be extended, in each case for a period not exceeding the maximum statutory period as described in Section 2:96a DCC. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6
A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7
The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT
Article 8

8.1
Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share.

8.2	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3
Payment in a currency other than the euro may only be made with the Company's consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE
Article 9

9.1
The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2
The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company's capital by others, unless the Board of Directors resolves to do so and Section 2:98c DCC is observed.

9.3	The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.
SHARES - ACQUISITION OF OWN SHARES
Article 10

10.1	The acquisition by the Company of shares in its own capital that have not been fully paid up shall be null and void.

10.2
The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board of Directors for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3
An authorisation as referred to in Article 10.2 remains valid for no longer than the maximum statutory period as described in Section 2:98 DCC. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these shares are included on the price list of a stock exchange.

10.4
Without prejudice to Articles 10.1 through 10.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board of Directors, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to shares include depository receipts for shares.
SHARES - REDUCTION OF ISSUED SHARE CAPITAL
Article 11

11.1
The General Meeting can resolve to reduce the Company's issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3
A partial repayment of capital on shares or release from the obligation to pay up shall be allowed only as part of the implementation of a resolution to reduce the nominal amount of the shares. Such repayment or release must be effected in respect of all shares on a proportional basis. The requirement of proportionality may be deviated from with the consent of all shareholders concerned.

11.4
A resolution of the General Meeting to reduce the Company's issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES - ISSUE AND TRANSFER REQUIREMENTS
Article 12

12.1
Subject to Article 12.3 and except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3
For as long as any shares are listed on the New York Stock Exchange, the NASDAQ Stock Market or on any other stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the shares reflected in the register administered by the relevant transfer agent.

SHARES - USUFRUCT AND PLEDGE
Article 13

13.1	Shares can be encumbered with a usufruct or pledge.

13.2	The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.
SHARES - SHAREHOLDING THRESHOLD
Article 14

14.1
No Brand Owner or Restricted Brand Company may have Beneficial Ownership of shares representing a percentage of the issued and outstanding shares in the Company's capital exceeding the applicable Shareholding Threshold, as reasonably calculated by the Board of Directors.

14.2	Promptly after the Company becomes aware of a Brand Owner or a Restricted Brand Company violating

Article 14.1, the Company shall notify such Brand Owner or Restricted Brand Company of such violation, unless the Board of Directors grants an exemption to such Brand Owner or Restricted Brand Company as referred to in Article 14.7 paragraph c. Such notification shall be sent in writing by courier or by registered mail to the registered office of the Brand Owner or Restricted Brand Company concerned (in each case with proof of delivery) and shall constitute a notification to the entire Excess Group of the Brand Owner or Restricted Brand Company concerned.

14.3
Promptly after having received a notification referred to in Article 14.1, each Excess Shareholder who is a member of the Excess Group of the Brand Owner or the Restricted Brand Company concerned must dispose of its Excess Shares or take or cause any other action, such that the Brand Owner or Restricted Brand Company, as the case may be, no longer violates Article 14.1, provided that such disposal or other action may not result in an increase of the number of shares Beneficially Owned by any Brand Owner or Restricted Brand Company that already violates, or would violate as a result of such increase, Article 14.1.

14.4
Upon receipt of a notification referred to in Article 14.1, the Shareholder Rights attached to the Excess Shares of each Excess Shareholder who is a member of the Excess Group concerned shall be suspended until such time as that Excess Shareholder has complied with its obligations under Article 14.3. In case of a suspension of rights attached to Excess Shares which are held by Excess Shareholders who are members of the same Excess Group, such suspension shall be effective to all members of such Excess Group in proportion to their respective holdings of shares within such Excess Group. This proportion shall be reasonably determined by the Board of Directors based on the information available to it and the Board of Directors may rely on such information for determining such proportion without further investigation; in the absence of any such information, the Board of Directors shall have full discretion to determine such proportion.

14.5	If an Excess Shareholder has not, within two weeks after the date of receipt of a notification referred to in Article 14.1, complied with its obligations under Article 14.3:

a.
such Excess Shareholder shall not be entitled to exercise the Shareholder Rights attached to any of its shares until such time as such Excess Shareholder has complied with its obligations under Article 14.3; and

b.	the Company shall have an irrevocable power of attorney to transfer the Excess Shares of such Excess Shareholder, at the discretion of the Board of Directors:

i.	to the Excess Shares Foundation in exchange for depository receipts for such Excess Shares issued to the Excess Shareholder concerned; or

ii.
to any other party, for a price equal to such Excess Shares as determined by one or more independent experts designated by the Board of Directors, provided that such transfer does not result in an increase of the number of shares Beneficially Owned by any Brand Owner or Restricted Brand Company that already violates, or would violate as a result of such increase, Article 14.1, as reasonably determined by the Board of Directors, provided that, in case an Excess Shareholder is a member of an Excess Group, the Company shall endeavour to transfer the Excess Shares of the Excess Shareholders that form such Excess Group in proportion to their respective holdings of shares within such Excess Group, to the extent such proportion is reasonably known to the Board of Directors; the last sentence of Article 14.4 shall apply mutatis mutandis.

14.6
When transferring Excess Shares to the Excess Shares Foundation as described in Article 14.5 paragraph b. on behalf of multiple Excess Shareholders forming part of the same Excess Group of a Brand Owner or a Restricted Brand Company, the Company shall endeavour to transfer, in total on behalf of all such Excess Shareholders, no more Excess Shares than the number of shares Beneficially Owned by the Excess Group of the Brand Owner or Restricted Brand Company concerned that represent the percentage of the issued and outstanding shares in the Company's capital exceeding the applicable Shareholding Threshold.

14.7The previous provisions of this Article 14 do not apply to:

a.	the Company, its Subsidiaries and the Excess Shares Foundation;

b.
any clearing and settlement institution, transfer agent and depository acting in a professional capacity in connection with the admission to listing and trading of the shares on a stock exchange and designated by the Board of Directors; and

c.	any Brand Owner or Restricted Brand Company who has been granted an exemption from the previous provisions of this Article 14 in writing by the Board of Directors, provided that:

i.	the Board of Directors has full discretion when deciding whether or not to grant such an exemption and may draw up rules and/or policies in respect thereof;

ii.
the Board of Director may withdraw any such exemption in whole or in part at its full discretion by means of a written notification addressed to the Brand Owner or Restricted Brand Company concerned; and

iii.
if and when such an exemption is granted, the Board of Directors may, at its absolute discretion, determine that the exemption applies to all or part of the shares Beneficially Owned by the relevant Brand Owner or Restricted Brand Company, as well as the situations in which the exemption ceases to apply, either in whole or in part.

BOARD OF DIRECTORS - COMPOSITION
Article 15

15.1	The Company has a Board of Directors consisting of:

a.	one or more Executive Directors, being primarily charged with the Company's day-to-day operations; and

b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.
The Board of Directors shall be composed of individuals.

15.2	The Board of Directors shall determine the number of Executive Directors and the number of Non-Executive Directors with due observance of Article 15.1.

15.3
In case only one Executive Director has been appointed, that Executive Director shall automatically be the Chief Executive Officer. If more than one Executive Director has been appointed, the Board of Directors shall elect one Executive Director to be the Chief Executive Officer. An Executive Director shall cease to be the Chief Executive Officer:

a.	automatically when he ceases to be an Executive Director; or

b.
upon his removal as Chief Executive Officer by the Board of Directors, provided that he shall subsequently continue his term of office as an Executive Director without having the title of Chief Executive Officer.

15.4	The Board of Directors may grant an Executive Director such additional titles as the Board of Directors deems appropriate.

15.5
The group of Non-Executive Directors shall elect a Non-Executive Director to be the Lead Independent Director for a specified period of at most one year. The Non-Executive Director so elected shall cease to be the Lead Independent Director:

a.	automatically when he ceases to be a Non-Executive Director; or

b.
upon his removal as Lead Independent Director by the group of Non-Executive Directors, provided that he shall subsequently continue his term of office as a Non-Executive Director without having the title of Lead Independent Director.

15.6
The Board of Directors may appoint one or more observers without voting rights in relation to resolutions of the Board of Directors, who will have the right to attend meetings of the Board of Directors and participate as such in the deliberations of the Board of Directors, subject to the limitations under Dutch law relating to:

a.	the decision-making, functioning and organisation of the Board of Directors; and

b.	the interests of the Company and of the business connected with it.
Observers shall be appointed for such period as decided by the Board of Directors and may also be suspended or removed by the Board of Directors. The Board of Directors may, at any time, determine that the specific circumstances of the case at hand require the Board of Directors to perform its duties through deliberations and decision-making among the Directors only (without the attendance or participation of any such observer).

15.7
Where a Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Board of Directors has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. Where all Directors are no longer in office or are unable to act, the management of the Company shall be attributed to the former Director who most recently ceased to hold office as the Lead Independent Director (or, if he is unwilling or unable to accept that position, the former Director who most recently ceased to hold office as the Chief Executive Officer, provided that the latter is willing and able to accept that position), who may designate one or more other persons to be charged with the management of the Company (instead of, or together with, such former Director). The person(s) charged with the management of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Director(s).

15.8	A Director shall be considered to be unable to act within the meaning of Article 15.7:

a.
in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than ten consecutive days (or such other period as determined by the group of Non-Executive Directors on the basis of the facts and circumstances at hand);

b.	during his suspension; or

c.
in the deliberations and decision-making of the Board of Directors on matters in relation to which he has declared to have, or in relation to which the group of Non-Executive Directors has established that he has, a conflict of interests as described in Article 18.7.

BOARD OF DIRECTORS - APPOINTMENT, SUSPENSION AND DISMISSAL
Article 16

16.1	The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board of Directors may at any time suspend an Executive Director.

16.2
The General Meeting can only appoint a Director upon a binding nomination by the Board of Directors. The General Meeting may at any time resolve to render such nomination to be non-binding by a Simple Majority representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board of Directors. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. In deviation of the preceding sentences of this Article 16.2, if all Directors are no longer in office or are unable to act, and the management of the Company has been attributed one or more person(s) in accordance with Article 15.7, the General Meeting can appoint one or more Directors without a binding nomination by the Board of Directors, provided that any subsequent appointment of a Director shall again be subject to the preceding sentences in this Article 16.2.

16.3
At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

16.4	Upon the appointment of a person as a Director, the General Meeting shall determine whether that person is appointed as Executive Director or as Non-Executive Director.

16.5
A resolution of the General Meeting to suspend or dismiss a Director shall require a Simple Majority representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board of Directors. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

16.6	If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

16.7
If the Board of Directors has drawn up a rotation schedule, each Director shall retire in accordance with such rotation schedule. A retiring Director can be reappointed immediately, subject to such rotation schedule.

BOARD OF DIRECTORS - DUTIES AND ORGANISATION
Article 17

17.1
The Board of Directors is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

17.2
The Board of Directors shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

17.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board of Directors, provided that:

a.	the Executive Director(s) shall be charged with the Company's day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the

Non-Executive Directors;

c.	the Lead Independent Director must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the remuneration of the Executive Director(s) cannot be allocated to an Executive Director.

17.4
The Board of Directors may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board of Directors, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

17.5
The Board of Directors may establish such committees as are deemed to be appropriate by the Board of Directors. The Board of Directors shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

17.6	The Board of Directors may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.
BOARD OF DIRECTORS - DECISION-MAKING
Article 18

18.1	Each Director may cast one vote in the decision-making of the Board of Directors.

18.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Directors.

18.3
Resolutions of the Board of Directors and resolutions of the group of Non-Executive Directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

18.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

18.5	Where there is a tie in any vote of the Board of Directors, no resolution shall have been passed.

18.6	The Executive Director(s) shall not participate in the decision-making concerning the determination of the remuneration of the Executive Director(s).

18.7
A Director shall not participate in the deliberations and decision-making of the Board of Directors on a matter in relation to which he has a direct or indirect personal interest that conflicts with the interests of the Company and of the business connected with it. If all Directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by the Board of Directors, the resolution may nevertheless be passed by the Board of Directors as if none of the Directors has a conflict of interests as described in the previous sentence.

18.8	Meetings of the Board of Directors can be held through audio-communication facilities, unless a Director objects thereto.

18.9
Resolutions of the Board of Directors may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 18.1 through 18.7 apply mutatis mutandis.

18.10
The approval of the General Meeting is required for resolutions of the Board of Directors concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.
entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.
acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets of the Company, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company's most recently adopted annual accounts.

18.11
The absence of the approval of the General Meeting of a resolution as referred to in Article 18.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board of Directors or of the Directors.

BOARD OF DIRECTORS - REMUNERATION
Article 19

19.1	The General Meeting shall determine the Company's policy concerning the remuneration of the Board of Directors with due observance of the relevant statutory requirements.

19.2	The remuneration of Directors shall be determined by the Board of Directors with due observance of Articles 18.6 and 18.7 and the policy referred to in Article 19.1.

19.3
The Board of Directors shall submit proposals concerning arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Board of Directors and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

BOARD OF DIRECTORS - REPRESENTATION
Article 20

20.1	The Board of Directors is entitled to represent the Company.

20.2	The power to represent the Company also vests in the Chief Executive Officer and, where more than one Executive Director has been appointed, in each Executive Director individually.

20.3
The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board of Directors may grant an appropriate title to such person.

INDEMNITY
Article 21

21.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses, costs, fines or other damages incurred by such Indemnified Officer; and

b.
any expense reasonably paid or incurred by or on behalf of such Indemnified Officer in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent relating to or arising in connection with his current or former position with the Company and/or a Group Company and/or his current or former service at the request of the Company as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law. The Company shall be deemed to have requested the Indemnified Officer to serve an employee benefit plan where the performance of the Indemnified Officer's duties to the Company also imposes or imposed duties on, or otherwise involves or involved services by, the Indemnified Officer to the plan or participants or beneficiaries of the plan.

21.2	No indemnification shall be given to an Indemnified Officer under these articles of association:

a.
if a competent court or arbitral tribunal has finally established (without the possibility for appeal) that the acts or omissions of such Indemnified Officer that led to the financial losses, costs, fines, damages, other expenses, suit, claim, action or legal proceedings as described in Article 21.1 are of a nature constituting malice, gross negligence, intentional misconduct and/or serious culpability attributable to such Indemnified Officer;

b.
to the extent that his financial losses, costs, fines, damages and other expenses are covered under an insurance, but only to the extent that the relevant insurer has irrevocably settled or provided reimbursement for, these financial losses, costs, fines, damages and other expenses; or

c.
for proceedings brought by such Indemnified Officer against the Company or any of its Subsidiaries, except for proceedings brought to enforce indemnification to which he is entitled under applicable law, insurance policies obtained by the Company, these articles of association, a resolution of the Board of Directors or an agreement between such Indemnified Officer and the Company.

21.3
The Board of Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 21.1, provided however that neither any additional term, condition or restriction so stipulated, nor any amendment or repeal of any provision of these articles of association or any other internal rules or regulations of the Company, nor the addition of provisions to these articles of association or any other internal rules of regulations of the Company, relating to the subject matter of this Article 21 (an "Article 21 Amendment") which would impose conditions on, be inconsistent with, or would restrict the rights available to an Indemnified Officer under, this Article 21 shall eliminate, restrict or reduce the rights of any Indemnified Officer under this Article 21 in respect of any matter that occurred, or any inquiry, investigation, suit, claim, action or other legal proceedings arising or relating to any time prior to such Article 21 Amendment becoming effective.
GENERAL MEETING - CONVENING AND HOLDING MEETINGS
Article 22

22.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company's financial year.

22.2	A General Meeting shall also be held:

a.
within three months after the Board of Directors has considered it to be likely that the Company's equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Board of Directors or the Chief Executive Officer so decides.
Without prejudice to Article 22.4, General Meetings may be convened by the Board of Directors or by the Chief Executive Officer individually.

22.3	General Meetings must be held in the place where the Company has its corporate seat or in Rotterdam, Schiphol Airport (municipality Haarlemmermeer), Utrecht or The Hague.

22.4
If the Board of Directors and the Chief Executive Officer have failed to ensure that a General Meeting as referred to in Articles 22.1 or 22.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

22.5
One or more Persons with Meeting Rights who collectively represent at least the part of the Company's issued share capital prescribed by law for this purpose may request the Board of Directors in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board of Directors has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

22.6
Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company's issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

22.7	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

22.8
All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The holders of registered shares may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.4. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES
Article 23

23.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Lead Independent Director, if there is a Lead Independent Director and he is present at the General Meeting;

b.	by the Chief Executive Officer, if there is a Chief Executive Officer and he is present at the General Meeting;

c.	by another Director who is chosen by the Directors present at the General Meeting from their midst; or

d.	by another person appointed by the General Meeting.
The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

23.2
The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company's expense.

23.3	The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	those who have Meeting Rights at that General Meeting, or their proxy holders; and/or

b.	those who have a statutory right to attend that General Meeting on other grounds.

23.4
The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

23.5
The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver's license and/or should be submitted to such security arrangements as the Company may reasonably consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

23.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

23.7
The General Meeting may be conducted in the English language, or - if a majority of the Directors present at the General Meeting consent thereto - in any other language reasonably determined by the chairman of the General Meeting.

23.8
The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS
Article 24

24.1
Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares together constituting the nominal value of a share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

24.2
The Board of Directors and/or the Chief Executive Officer may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board of Directors may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

24.3
The Board of Directors and/or the Chief Executive Officer can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Registration Date.

24.4
For the purpose of Articles 24.1 through 24.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Board of Directors shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Subject to mandatory Dutch law, the Board of Directors is free to determine, when convening a General Meeting, whether the previous sentence applies.

24.5
Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING
Article 25

25.1
Each share shall give the right to cast one vote at the General Meeting. For this purpose, fractional shares, if any, collectively constituting the nominal value of a share shall be considered to be equivalent to such a share.

25.2
No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

25.3
Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, the General Meeting can only pass resolutions if at least one third of the issued and outstanding shares in the Company's capital are present or represented at such General Meeting. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

25.4
Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

25.5	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

25.6	The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

25.7
The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman's determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

25.8
The Board of Directors shall keep a record of the resolutions passed. The record shall be available at the Company's office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

25.9	The Directors shall, in that capacity, have an advisory vote at the General Meetings.
GENERAL MEETING - SPECIAL Resolutions
Article 26

26.1
The following resolutions can only be passed by the General Meeting with a majority of at least two thirds of the votes cast, unless such resolution is passed at the proposal of the Board of Directors:

a.	the issue of shares or the granting of rights to subscribe for shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 11.2, respectively;

d.	the reduction of the Company's issued share capital;

e.	the making of a distribution from the Company's profits or reserves;

f.	the making of a distribution in the form of shares in the Company's capital or in the form of assets, instead of in cash;

g.	the amendment of these articles of association;

h.	the entering into of a merger or demerger;

i.	the instruction of the Board of Directors to apply for the Company's bankruptcy; and

j.	the Company's dissolution.

26.2
For purposes of Article 26.1, a resolution shall not be considered to have been proposed by the Board of Directors if such resolution has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 22.5 and/or 22.6, unless the Board of Directors has expressly indicated its support of such resolution in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT
Article 27

27.1	The Company's financial year shall coincide with the calendar year.

27.2
Annually, within the relevant statutory period, the Board of Directors shall prepare the annual accounts and the management report and deposit them at the Company's office for inspection by the shareholders.

27.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

27.4
The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

27.5	The annual accounts shall be adopted by the General Meeting.
REPORTING - AUDIT
Article 28

28.1	The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board of Directors shall be authorised.

28.2
The instruction may be revoked by the General Meeting and, if the Board of Directors has granted the instruction, by the Board of Directors. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL
Article 29

29.1	A distribution can only be made to the extent that the Company's equity exceeds the Non-Distributable Equity.

29.2
The Board of Directors may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 29.1 has been met and, if it concerns an interim distribution of profits, taking into account the order of priority described in Article 31.1.

29.3	Distributions shall be made in proportion to the aggregate nominal value of the shares.

29.4
Subject to Article 31.1 paragraph a., the parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board of Directors for that purpose. This date shall not be earlier than the date on which the distribution was announced.

29.5
The General Meeting may resolve, subject to Article 26, that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of the Company's assets.

29.6
A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the Board of Directors. If it concerns a distribution in the form of the Company's assets, the Board of Directors shall determine the value attributed to such distribution for purposes of recording the distribution in the Company's accounts with due observance of applicable law (including the applicable accounting principles).

29.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

29.8
For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - RESERVES
Article 30

30.1	The Company may maintain any reserve as the Board of Directors deems to be appropriate.

30.2	Subject to Article 26, the General Meeting is authorised to resolve to make a distribution from the Company's reserves.

30.3	The Board of Directors may resolve to charge amounts to be paid up on shares against the Company's reserves, irrespective of whether those shares are issued to existing shareholders.
DISTRIBUTIONS - PROFITS
Article 31

31.1	Subject to Article 29.1, the profits shown in the Company's annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	The Board of Directors shall first determine which part of the profits shall be added to the Company's reserves.

b.	Subject Article 26, the profits remaining after the application of paragraph a. of this Article 31.1 shall be at the disposal of the General Meeting for distribution on the shares.

31.2	Without prejudice to Article 29.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.
DISSOLUTION AND LIQUIDATION
Article 32

32.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board of Directors, unless the General Meeting decides otherwise.

32.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

32.3	To the extent that any assets remain after payment of all of the Company's debts, those assets shall be distributed to the shareholders.

32.4
After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.